REPORT PURSUANT TO NATIONAL INSTRUMENT 62-103

SECTION 111 OF THE SECURITIES ACT (British Columbia)

SECTION 176 OF THE SECURITIES ACT (Alberta)

EARLY WARNING REPORT

1.

Name and Address of Offeror

Cardero Resource Corp.
Suite 1901 – 1177 West Hastings Street
Vancouver, British Columbia
CANADA  V6E 2K3

2.

The designation and number or principal amount of securities and the Offeror’s securityholding percentage in the class of securities of which the Offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the news release, and whether it was ownership or control that was acquired in those circumstances:

The Offeror acquired beneficial ownership and control of 4,000,000 common shares and 2,000,000 common share purchase warrants of International Tower Hill Mines Ltd. (“ITH”).  The common shares represent 13.32% of the currently issued and outstanding common shares of ITH.  Each warrant is exercisable to acquire one common share of ITH at a price of CAD 1.00 until August 4, 2008.

3.

The designation and number or principal amount of securities and the Offeror’s securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to the obligation to file the news release:

The Offeror did not hold any securities of ITH prior to the acquisition noted above.  Accordingly, following such acquisition, the Offeror holds 4,000,000 common shares and 2,000,000 common share purchase warrants of ITH.  These common shares represent 13.32% of the currently issued and outstanding common shares of ITH.  Assuming the exercise of the warrants held by the Offeror (and no other exercise of outstanding warrants or options of ITH), the Offeror would then hold 6,000,000 common shares of ITH, representing approximately 18.74% of the then issued common shares of ITH.

4.

The designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph 3 over which:

(a)

the Offeror, either alone or together with any joint actors, has ownership and control:

The Offeror has ownership and control over 4,000,000 common shares and 2,000,000 common share purchase warrants of ITH.  These common shares represent 13.32% of the currently issued and outstanding common shares of ITH.  Assuming the exercise of the warrants held by the Offeror (and no other exercise of outstanding warrants or options of ITH), the Offeror would then hold 6,000,000 common shares of ITH, representing approximately 18.74% of the then issued common shares of ITH.

(b)

the Offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the Offeror of any joint actor:

None.

(c)

the Offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership:

None.

5.

The name of the market in which the transaction or occurrence that gave rise to the news release took place:

The securities of ITH acquired by the Offeror were acquired pursuant to a private placement.  ITH’s common shares trade on the TSX Venture Exchange.

6.

The purpose of the Offeror and any joint actors in effecting the transaction or occurrence that gave rise to the news release, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer:

The Offeror acquired the securities of ITH for investment purposes only, and not for the purpose of influencing control or direction over ITH.  The Offeror will, however, review its holdings in ITH from time to time, and may increase or decrease its position as future circumstances dictate.

7.

The general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the Offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to the news release, including agreements with respect to the acquisition, holding, disposition or voting of any securities:

The Offeror entered into a subscription agreement with ITH in connection with the acquisition of the shares and warrants in the same form as entered into between the reporting issuer and all other participants in the private placement, and there are no provisions in such subscription agreements with respect to the holding, disposition or voting of any of the securities so acquired other than a covenant on the part of each subscriber to comply with applicable securities legislation in connection with the disposition of any such securities.

8.

The names of any joint actors in connection with the disclosure required by this report:

None.

9.

In the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the Offeror:

The shares and warrants were acquired as units (each unit consisting of one common share and one-half of a common share purchase warrant) in a private placement at a price of CAD 0.56 per unit.  The aggregate subscription price of CAD 2,240,000 was paid in cash by the Offeror.  The private placement closed on August 4, 2006.  Each warrant is exercisable to acquire one common share at a price of CAD 1.00 until August 4, 2008.

10.

If applicable, a description of any change in any material fact set out in a report of the Offeror under the early warning requirements or Part 4 of National Instrument 62-103 in respect of the reporting issuer’s securities:

Not applicable.

DATED at Vancouver, British Columbia, this 9th day of August, 2006.

CARDERO RESOURCE CORP.

Per: (signed) Lawrence W. Talbot

Lawrence W. Talbot,
Vice-President and General Counsel